EXHIBIT 12


                                 XILINX, INC.
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)


                                                       Three Months Ended     Six Months Ended
                                                      Sept. 27,   Sept. 28,  Sept. 27,  Sept. 28,
                                                           1997        1996       1997     1996
                                                     ----------  ----------   --------  -------
Income before taxes                                  $   44,855  $   31,434   $ 94,401  $81,809
Add fixed charges                                         3,679       3,616      7,359    7,254
                                                     ----------  ----------   --------  -------
    Earnings (as defined)                            $   48,534  $   35,050   $101,760  $89,063
                                                     ==========  ==========   ========  =======

Fixed charges
    Interest expense                                 $    3,278  $    3,219   $  6,551  $ 6,471
    Amortization of debt issuance costs                     218         218        436      441
    Estimated interest component  of rent expenses          183         179        372      342
                                                     ----------  ----------   --------  -------
Total fixed charges                                  $    3,679  $    3,616   $  7,359  $ 7,254
                                                     ==========  ==========   ========  =======
Ratio of earnings to fixed charges                         13.2         9.7       13.8     12.3
                                                     ==========  ==========   ========  =======

